Exhibit 99.1

Infonet Services Corporation

Morgan Molthrop         +1-310-335-2606

morgan_molthrop@infonet.com

For Immediate Release

Infonet Announces First Quarter Results

El Segundo, CA – August 6, 2003 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for the period ended June 30, 2003, Infonet’s first quarter of fiscal year 2004.

Revenue

Revenue for the first quarter of fiscal 2004 was $149.1 million, compared with $147.3 million for the same period a year ago. Excluding revenue from a completed outsourcing contract of $17.0 million in the first quarter of fiscal 2003, core revenue increased by 14% from $130.3 in the first quarter of fiscal 2003 to $149.1 million in the first quarter of fiscal 2004. Core revenue represents 100% of revenue in the first quarter.

Expenses

Total operating expenses for the first quarter of fiscal 2004 declined to $168.9 million, from $201.9 million a year ago.

Operating expenses for Infonet’s core – non-outsourcing contract – business for the first quarter of fiscal 2003 were $189.1 million. Excluding write-offs and a bad-debt expense of $45.3 million, operating expenses for the core business for the first quarter of fiscal 2003 were $143.8 million. This compares to $168.9 million during the first quarter of fiscal 2004, an increase of $25.1 million, or 17%.

Communication Services Costs

Communication services costs decreased $7.7 million, or 26%, from $29.2 million in the first quarter of fiscal 2003 to $21.5 million in the comparable quarter of fiscal 2004, primarily as a result of the completion of the European outsourcing contract. Communication services costs excluding the completed outsourcing contract increased $1.4 million, from $20.1 million in first quarter of fiscal 2003 to $21.5 million in the first quarter of fiscal 2004.

Integration and Provisioning Costs

Integration and provisioning costs increased to $54.2 million in the first quarter of fiscal 2004 from $39.1 million in the comparable quarter of fiscal 2003. Excluding $3.8 million in costs from the completed outsourcing contract, the increase was $18.9 million, or 54%, largely due to increased integration and provisioning revenue.

Bandwidth and Related Costs

Bandwidth and related costs decreased to $26.7 million in the current first quarter from $66.9 million in the first quarter of fiscal 2003. The decrease was primarily the result of a write-off of $40.8 million in bandwidth assets during the first quarter of fiscal 2003. Excluding the write-off, bandwidth and related costs were $26.1 million in the first quarter of fiscal 2003, compared to $26.7 million in the first quarter of this fiscal year.

Network Operations

Network operations expense increased to $30.7 million in the first quarter of fiscal 2004 from $26.3 million in the first quarter of fiscal 2003, an increase of 17%.

Selling, General and Administrative

Selling, general and administrative expenses declined to $35.9 million from $40.4 million in the first quarter of fiscal 2003. The year-earlier period included bad-debt expense caused by the bankruptcy of a telecom reseller. Excluding the bad-debt expense of $4.5 million, SG&A was unchanged.

Depreciation and Amortization

Depreciation and amortization for the first quarter of fiscal 2004 was $19.9 million, compared to $19.7 million in the first quarter of fiscal 2003. Additionally, the company recorded $40.8 million in asset write-offs in the first quarter of fiscal 2003.

Operating Income, Net Income, EPS

Infonet’s operating loss decreased to $19.9 million in the first quarter of fiscal 2004 from $54.6 million in the comparable quarter of fiscal 2003. Excluding the asset write-off and the bad debt expense of $45.3 million in the prior year and the $4.1 million contribution associated with the completed outsourcing contract, the operating loss increased to $19.9 million in the first quarter of fiscal 2004 from $13.4 million in the comparable quarter of fiscal 2003.

Net loss for the first quarter of fiscal 2004 totaled $19.8 million, or a loss of $0.04 per share. In the first quarter of fiscal 2003, Infonet recorded a net loss of $36.4 million, or a loss of $0.08 per share, principally reflecting the write-off of network assets and a bad debt expense.

Other Operating Highlights

Capital Expenditures

The cash outlay for capital expenditures for the first quarter of fiscal 2004 totaled approximately $17 million, compared with $12.5 million in the comparable quarter of fiscal 2003.

Client Data

During the first quarter of fiscal 2004, Infonet added 180 new client service contracts, compared with 160 new client service contracts during the first quarter of fiscal 2003. Of the new contracts added in the first quarter of fiscal 2004, 112 were new clients and 68 represented additional sales to existing clients.

Balance Sheet and Cash Position

At June 30, 2003, Infonet’s balance sheet reflected cash, cash equivalents and short-term investments totaling approximately $413 million, compared with $429 million at fiscal year-end March 31, 2003.

Cash generated from operating activities during the first quarter of fiscal 2004 of approximately $5 million, less the cash outlay for capital expenditures of approximately $17 million, resulted in negative free cash flow of approximately $12 million.

Stock Repurchase Program

Infonet’s Board of Directors previously approved the expenditure of up to $100 million over 24 months to repurchase shares of the Company’s common stock. Infonet repurchased approximately 2 million shares in the first quarter of fiscal 2004 for $2.9 million at an average price of $1.47 per share. As of June 30, 2003, Infonet had repurchased approximately 9.3 million shares since the inception of the program for a total of $17.7 million at an average price of $1.90 per share.

Commentary

José A. Collazo, Chairman, President and CEO, said, “Demand for our services continues and this is encouraging. This is evidenced by our strong core revenue growth in the first quarter of fiscal 2004 – 14% from the first quarter of fiscal 2003 and the 180 new client contracts signed in the first quarter of fiscal 2004.

“On a sequential basis, comparing the fourth quarter of fiscal 2003 with the first quarter of this fiscal year, the operating loss rose from $11.7 million to $19.9 million. Excluding the impact of the outsourcing contract incentive fee payment in the fourth quarter of fiscal 2003, the operating loss was reduced by $8.7 million, from $28.6 million in the fourth quarter of fiscal 2003 to $19.9 million in the first quarter of fiscal 2004. The first quarter fiscal 2004 results included depreciation of $19.9 million and stock-based compensation charges of $2.8 million.

“We are experiencing an impact in our expenses from exchange rate fluctuations since we invoice most of our services in U.S. dollars and incur expenses in other currencies, primarily Euros. Historically, because of the European outsourcing contract, euro-denominated gross profits were offset by other euro-denominated operating costs, creating a natural hedge. With the completion of the contract, we no longer have the advantage of the natural hedge. We are endeavoring to restore our historical natural hedge. On average, from the first quarter of last fiscal year to the first quarter of the current fiscal year, the dollar dropped by approximately 20% against the Euro, causing an increase in our expenses of about $3 million.

“From an expense standpoint, higher local access costs have contributed to operating losses as local access costs continue to defy the overall deflationary trend in telecommunications. As previously stated, we’ve launched an aggressive effort to slow down – and subsequently reduce – local access costs as a percentage of our total revenue. The strategy involves expanding our network and employing new technologies, including DSL, where appropriate to reduce local access costs. The result of these efforts should be an improvement in gross margins in fiscal 2005. In the meantime, we continue to make progress in reducing expenses as a percentage of revenue across all of the remaining categories.

“We continue to see clear evidence that financial strength and stability are key criteria for our clients and potential clients, who are concerned about the ‘staying power’ of service providers. With our cash and cash equivalents and no bank debt, we are in a strong competitive position.”

Regional Highlights

Americas

Infonet’s revenue in Americas was $41.1 million in the first quarter of fiscal 2004 compared with $33.8 million in the comparable quarter of fiscal 2003.

Sales to new clients in Americas in the first quarter of fiscal 2004 include 40 new client contracts: 30 from new clients and 10 new contracts with existing clients. This compares with 31 new contracts signed in the first quarter of fiscal 2003.

Asia-Pacific

Infonet’s revenue in Asia-Pacific was $21.1 million in the first quarter of fiscal 2004, compared with $23.6 million in the first quarter of fiscal 2003.

Sales to new clients in Asia-Pacific for the first quarter of this fiscal year included 30 new client contracts: 24 from new clients and 6 new contracts with existing clients. This compares with 40 new contracts signed in the first quarter of fiscal 2003.

Europe, Middle East and Africa (EMEA)

Infonet’s EMEA revenue was $86.9 million in the first quarter of fiscal 2004 compared with $89.9 million in the first quarter of fiscal 2003. The first quarter fiscal 2003 revenue included $17.0 million in European outsourcing revenue. Excluding this amount, EMEA revenue grew by 19% compared with the first quarter of fiscal 2003.

Sales to new clients in EMEA for the first quarter of this fiscal year include 110 new client contracts: 58 from new clients and 52 new contracts with existing clients. This compares with 89 new contracts signed in the first quarter of fiscal 2003.

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2003 on August 11, 2003. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review first quarter results on Thursday, August 7, 2003, at 9 a.m. Eastern Daylight Time (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-500-0177. Outside the United States, participants should call +1-719-457-2679.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Daylight Time on Thursday, August 7, through midnight on August 11, 2003. The confirmation code for the replay is 545596.

For a live Web cast and a full list of investor relations activities and presentations, please visit the investor relations portion of Infonet’s Web site: www.infonet.com.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for nearly 3,000 multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, video conferencing, remote and local access, provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet has made forward-looking statements in this release. These statements are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. The accuracy of our forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network, our ability to reduce expenses and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10-K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Table Follows)

Table 1—Key Comparisons, in thousands, except EPS and percent change

	Q1
	FY04			FY03			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$83,188	$0	$83,188	$79,283	$0	$79,283	5%	na	5%
Consulting, integration and provisioning services	52,769	0	52,769	41,750	4,243	45,993	26%	na	15%
Application services	9,072	0	9,072	1,967	0	1,967	361%	na	361%
Other communication services	4,034	0	4,034	7,333	12,731	20,064	(45%)	na	(80%)

Total revenues	149,063	0	149,063	130,333	16,974	147,307	14%	na	1%

Expenses:
Communication services costs			21,513	20,130	9,070	29,200			(26%)
Integration and provisioning costs			54,191	35,391	3,756	39,147			38%
Bandwidth and related costs*			26,698	66,909	0	66,909			(60%)
Network operations			30,666	26,304	0	26,304			17%
Selling, general and administrative			35,865	40,373	0	40,373			(11%)

Total expenses			168,933	189,107	12,826	201,933			(16%)

Operating loss			$(19,870)			$(54,626)			(64%)

Other income (expense):
Interest income			2,132			4,322			(51%)
Interest expense			(126)			(2,269)			(94%)
Other, net			(1,372)			3,016			na

Total other income			634			5,069			(87%)

Provision (credit) for income taxes			644			(13,204)			na
Minority interest			(82)			67			na
Net loss			$(19,798)			$(36,420)			(46%)

EPS			$(0.04)			$(0.08)			50%

Depreciation, amortization and asset write-offs			$19,862			$60,481			(67%)

Balance Sheet Data
Cash, cash equivalents, and short term investments			$413,160			$513,200			(19%)
Current assets			601,622			719,322			(16%)
Total assets			1,075,853			1,360,315			(21%)
Current liabilities			166,804			156,447			7%
Total debt			5,525			114,767			(95%)
Total stockholders’ equity			$865,318			$1,066,968			(19%)

*	Includes write-offs of $40.8 million in the first quarter of fiscal 2003

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